Exhibit 23

Consent of Independent Registered Public Accounting Firm

Foot Locker 401(k) Plan Administrator:

We consent to incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425, 333-33120, 333-40156, 333-41058, 333-74688, 333-99829 and 333-111222 on Form S-8 of our report dated June 25, 2004 relating to the statements of net assets available for benefits of the Foot Locker 401(k) Plan as of December 31, 2003 and 2002 and the related statements of changes  in net assets available for benefits for the years then ended, and the related supplemental Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2003, which report appears in this Annual Report of the Foot Locker 401(k) Plan on Form 11-K.

/s/ KPMG LLP
New York, New York
June 28, 2004